     As Filed with the Securities and Exchange Commission on August 28, 2000

                                                      Registration No. _________
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                Exact name of registrant as specified in charter
                ------------------------------------------------
                               MSI HOLDINGS, INC.

    State or jurisdiction of        Address, including zip code, and telephone number, including          I.R.S. Employer
  incorporation or organization        area code, of registrant's principal executive offices          Identification Number
  -----------------------------     ------------------------------------------------------------       ---------------------
              UTAH                                     MSI HOLDINGS, INC.                                   87-0280886
                                                    1121 EAST 7TH STREET
                                                    AUSTIN, TEXAS 78702
                                                      (512) 476-6925

 Name, address, including zip code, and telephone number,                                                With a copy to:
        including area code, of agent for service                                                        ---------------
        -----------------------------------------                                                       PETER E. LORENZEN
                     ROBERT J. GIBBS                                                                   MSI HOLDINGS, INC.
                   1121 EAST 7TH STREET                                                             14131 MIDWAY ROAD, SUITE 800
                   AUSTIN, TEXAS 78702                                                                  ADDISON, TEXAS 75001
                      (512) 476-6925                                                                      (972) 851-3519


         Approximate date of commencement of proposed sale to the public
-------------------------------------------------------------------------------
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
   Title of each class of       Amount to be   Proposed maximum unit       Proposed maximum           Amount of
 securities to be registered     registered        offering price      aggregate offering price   registration fee
--------------------------------------------------------------------------------------------------------------------
Common stock
$0.10 par value (1)               999,999            $4.25(2)                 $4,249,996               $1,122
--------------------------------------------------------------------------------------------------------------------

(1) Such securities have been registered for issuance by the registrant on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) promulgated under the Securities Act. The proposed maximum unit offering price is the average of the high and low prices quoted on August 23, 2000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED August 28, 2000



                                   PROSPECTUS

                               MSI HOLDINGS, INC.
                         999,999 SHARES OF COMMON STOCK

         The shares of our common stock covered by this prospectus are offered by the shareholders listed under "Selling Shareholders" beginning on page 8. We will not receive any of the proceeds from this offering.

         The information in this document is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

         Our common stock is listed on the Nasdaq Stock Market under the trading symbol APRN.

                         -----------------------------

         THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -----------------------------

                 The date of this prospectus is August 28, 2000

         Additional information is incorporated in this prospectus by reference to our reports filed with the SEC. The additional information includes our financial statements for the year ended March 31, 2000. Please refer to "Where You Can Find More Information" on page 10 for instructions on obtaining copies of our filed reports. You are urged to read this prospectus and our SEC reports in their entirety. All references to "we," "us" and "our," mean MSI Holdings, Inc., and its subsidiaries.

                                  RISK FACTORS

         You should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered by this prospectus.

RISKS RELATED TO OUR BUSINESS

         OUR FORECASTS ARE BASED ON AN UNPROVEN BUSINESS MODEL. IF OUR MODEL'S ASSUMPTIONS ARE NOT ACCURATE WE MAY FAIL TO GENERATE PROFITS AND MAY CONTINUE TO RECOGNIZE LOSSES.

         The success of our business model depends on developing a market for unproven products and services. We generate revenues by providing customers with bandwidth and related services, relatively new products and services. Our success relies on our products and services achieving wide acceptance in the market at competitive prices. Because of the relative novelty of our products and services, our business model is based on limited and uncertain information about future demand and costs. As a result, we may not generate revenues at the expected levels or control expenses. If our earnings are lower than anticipated, we may disappoint investors, which could cause our stock price to decline.

         YOU HAVE LIMITED INFORMATION ON WHICH TO EVALUATE US. OUR FUTURE RESULTS MAY VARY SIGNIFICANTLY FROM OUR PAST PERFORMANCE.

         Since March 1999, we have changed the focus of our business from providing hardware and systems integration services to providing a suite of high-speed Internet access, data transport and networking services, co-location services and web site hosting services. Because of our limited operating history in providing our current product mix, there is limited operating and financial data about our business for you to use in evaluating us or our performance.

         WE HAVE A HISTORY OF LOSSES AND EXPECT CONTINUING LOSSES. AS A SHAREHOLDER, YOUR INVESTMENT MAY BE LOST IF WE FAIL TO BECOME PROFITABLE.


         To date, we have had limited revenues and have not shown a profit in our operations. During fiscal 2000, our total revenues were only $1.8 million of which $956,736 came from our new Internet infrastructure business. First quarter fiscal year 2001 revenues were $909,445, all of which came from our Internet infrastructure business. We expect our losses, which were approximately $22.0 million in fiscal year 2000 and approximately $4.3 million for the quarter ended June 30, 2000 to increase during fiscal year 2001, and possibly beyond, as we continue to expand our operations. As of June 30, 2000, our accumulated deficit was approximately $50.2 million. Approximately $12.9 million of the accumulated deficit relates to preferred stock discounts and dividends. Approximately $37.3 million of the deficit relates to losses from operations. Of the fiscal year 2000 net loss from operations, approximately $8.7 million was due to non-cash charges for issuances of common stock, stock options, and stock warrants to employees and non-employees. We cannot predict when profitability might be achieved, if at all. If we are able to become profitable, we may not be able to sustain it. If we are unable to obtain profitability or sustain it, we may have to discontinue operations.

         WE MAY BE UNABLE TO MANAGE COMPLICATIONS THAT ARISE DURING THE BUILD OUT OF ADDITIONAL DATA CENTERS. THESE BUILD OUTS MAY COST MORE THAN BUDGETED AND NOT GENERATE REVENUES AS QUICKLY AS ANTICIPATED.

         We are planning to build out new data centers across a wide range of geographic regions. The build out of data centers is a key element of our business strategy. Each data center takes approximately 30 to 90 days to complete. Any delay in the build out of new data centers could significantly harm our expansion plans. Many of the risks associated with significant expansion projects are beyond our control and could delay the build out of additional data centers. These risks include cost estimation errors or overruns, equipment and material delays or shortages, and the inability to obtain necessary permits on a timely basis, if at all.

         IF OUR NEW DATA CENTERS EXCEED OUR MANAGERIAL AND CAPITAL RESOURCES, OUR CUSTOMER SERVICE MAY SUFFER, CAUSING US TO LOSE CUSTOMERS.

         If completed, new data centers will result in substantial new operating expenses and managerial burdens. Moreover, a failure to institute adequate financial and managerial controls, reporting systems and procedures for multiple facilities would significantly harm our operations. Failure to manage the data centers' increased expenses and managerial burdens could interrupt operations causing us to lose customers.

         WE HAVE HAD RECENT CHANGES IN MANAGEMENT. OUR CURRENT MANAGEMENT MAY BE UNABLE TO LEAD US INTO PROFITABILITY.

         Many of our senior managers have only recently been hired. We are continuing to build a new management team. This team has not had the opportunity to work together in the past. There is no assurance the new management team will be able to successfully lead us into profitability.

         WE WILL BE UNABLE TO COMPETE EFFECTIVELY IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL.

         Our future success depends on highly qualified technical, sales, marketing and customer service personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. We face intense competition for qualified personnel in software development, network engineering and product management. If we are unable to attract and retain qualified personnel, our ability to compete will be compromised.

         OUR POSSIBLE EXPOSURE TO INFRINGEMENT CLAIMS MAY CAUSE UNEXPECTED LEGAL EXPENSES AND DIVERT MANAGEMENT RESOURCES.

         Our management personnel were previously employees of other telecommunications companies. Our management personnel may have had contracts with the prior companies. In many cases, these individuals conduct activities for us in areas similar to those in which they were involved before joining us. As a result, our employees or we could be subject to allegations of violation of trade secrets, breach of contract or unfair competition. These claims may distract our management and employees from their duties and require reallocation of our resources. Moreover, an unfavorable ruling may hinder our ability to use technology we need to conduct our business. Liability and defense costs under these claims could increase our expenses and adversely affect our ability to compete.

         OUR OPERATIONS DEPEND ON OUR ABILITY TO MAINTAIN FAVORABLE RELATIONSHIPS WITH THIRD PARTY SUPPLIERS. WE CANNOT ASSURE THE CONTINUITY OF THOSE RELATIONSHIPS.

         We have entered into several alliance and contractual agreements to utilize third parties' infrastructures and networks for our products and services. We are dependent on the continued availability of these infrastructures and networks for our growth and development. If we are unable to maintain or replace our relationships with our suppliers, we will be unable to provide the current level of services to our customers. Our failure to consistently provide our current levels of service could result in a reduction of our client base and sales volume.

         SYSTEM FAILURES COULD DISRUPT OUR SERVICES AND CAUSE US TO LOSE CUSTOMERS.

         Our target market is particularly sensitive to service failures. Service failures may reduce or terminate the services we supply to our customers. Any reduction or termination of our services could cause our customers to switch their business to our competitors and may hinder our ability to obtain new customers. Our system is vulnerable to damage from human error, power loss, facility failures, fire, earthquake, floods, telecommunications failure, break-ins, sabotage and vandalism. Moreover, we have not yet implemented a disaster recovery plan, and do not carry any business interruption insurance or have any secondary off-site systems.

RISKS RELATED TO OUR INDUSTRY

         OUR GROWTH AND PERFORMANCE MAY BE HINDERED IF THE INTERNET USE FAILS TO INCREASE AS PREDICTED.

         Demand for our services could be reduced if the market for business-related Internet solutions fails to develop further. Critical issues concerning the commercial use of the Internet remain unresolved and may hinder the growth of Internet use. These issues are particularly critical in the business sector -- our target market. If demand for our services fails to materialize at the anticipated levels, our revenues will also fail to reach expectations.

         THE MARKET FOR OUR PRODUCTS AND SERVICES IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The market for our products and services is rapidly evolving. Our market is also intensely competitive, partly due to relatively low barriers to entry. Many of our competitors and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than us. Moreover, our competitors may be able to negotiate contracts with suppliers on more favorable terms than we can. Some of these competitors may also provide products with some performance advantages over our products. Given the fierce competition in our industry and our comparatively limited resources, we may not be able to compete effectively.

         OUR SERVICES ARE SUBJECT TO UNCERTAIN GOVERNMENT REGULATION. CHANGES IN LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS.

         We operate in an environment of unstable and evolving laws and regulations. Changes in applicable laws or regulations could impact our operations and impact our costs, service requirements and the scope of competition. Incumbent local carriers are likely to pursue efforts to affect the applicable laws and regulations in a manner that would be more favorable to them and that may be against our interests. The likely means to affect the laws include litigation in courts, administrative proceedings with the Federal Communications Commission and state telecommunications regulators and lobbying the U.S. Congress. We may choose to expend significant resources to participate in regulatory proceedings at the federal or state level. The expenses associated with participating in and complying with an evolving regulatory framework may increase our operating expenses beyond expectations. Despite our possible expenditures, we cannot assure any favorable results.

         DEMAND FOR OUR PRODUCTS AND OUR PROJECTED INCOME WILL FAIL TO MEET EXPECTATIONS IF DIGITAL SUBSCRIBER LINE SERVICES ARE NOT ACCEPTED BY BUSINESSES AT PROFITABLE PRICES.

         The market for high-speed Internet access, data transport and networking services using copper telephone lines is in the early stages of development. If the market for our digital subscriber line services fails to develop, grows more slowly than anticipated or becomes saturated with competitors, our operations and future revenue stream may not achieve our expectations. We cannot accurately predict the rate at which this market will grow or whether new or increased competition will result in market saturation. If demand for our products and services does not meet expectations, our revenues may be lower than anticipated.

         INTERNET SECURITY CONCERNS MAY HINDER THE DEVELOPMENT OF ELECTRONIC COMMERCE AND DEMAND FOR OUR PRODUCTS AND SERVICES.

         A significant barrier to commerce and communications over the Internet has been the need for the secure transmission of confidential information. Security breaches or the inadvertent transmission of computer viruses could expose us to litigation and possible liability. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by breaches. A party who is able to penetrate our network security could misuse our users' personal information and our users might sue us or bring claims against us. If any well-publicized compromise of security occurs, Internet usage and the demand for our services could decline.

RISKS RELATED TO THE SHARES BEING OFFERED

         OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD PREVENT A THIRD PARTY FROM BUYING US. AS A SHAREHOLDER, YOU MAY BE PREVENTED FROM CONSIDERING A THIRD PARTY'S OFFER.

         Provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to shareholders. Our articles of incorporation allow our board of directors to issue preferred stock with terms set by the board of directors and without shareholder approval. The preferred stock could be issued quickly with terms that delay or prevent a change in control or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of our common stock to decrease

         OUR STOCK PRICE HAS BEEN VOLATILE, AND IS LIKELY TO CONTINUE TO BE VOLATILE.

         The market price of our common stock has been volatile in the past and is likely to continue to be volatile. In addition, the securities markets in general, and Internet-related stocks in particular, have experienced significant price volatility and accordingly the trading price of our common stock is likely to be affected by this activity.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         Any statement in this prospectus, other than a statement of historical fact, may be a forward-looking statement. You can generally identify forward-looking statements by looking for words like may, will, expect, intend, estimate, anticipate, believe or continue. Variations on those or similar words, or the negatives of those or similar words, also may indicate forward-looking statements.

         This prospectus and the documents incorporated by reference contain forward-looking statements. Although we believe that the expectations reflected in this prospectus are reasonable, we cannot assure you that our expectations will be correct. Our actual results may differ significantly from the results discussed in the forward-looking statements. This prospectus includes a discussion entitled "Risk Factors," discussing important factors that could cause our actual results to differ materially from our expectations. These risk factors are further discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of the 10-KSB and in our Form 10-QSB for the quarter ended June 30, 2000.

         If our expectations change, or if new events, conditions or circumstances arise, we are not required to, and may not, update or revise any forward-looking statement in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock sold in this offering.

                      REINCORPORATION AND STOCK COMBINATION

         We have filed a preliminary proxy statement with the SEC to permit us to seek shareholder approval of our reincorporation from Utah to Delaware. As part of the reincorporation, we will adopt a new certificate of incorporation and new bylaws. We are also seeking shareholder approval to combine each three shares of our existing common stock into one share of common stock of the new Delaware company. For further details, please see our definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on August 17, 2000, file number 000-08164.

                              SELLING SHAREHOLDERS

         The following table lists the owners of the common stock to be included in this registration statement. The table assumes exercise and conversion of all outstanding warrants and options covered by the shares contained in this registration statement. Each owner holds less than one percent of our fully diluted common stock.

                                                              RELATION                    TOTAL
                            NAME                                TO US                     SHARES
                            ----                              --------                    ------
Tomorrow's Technologies Investment Trust                                                  284,690
Michael W. Erwin                                              employee                    247,088
Sebastian D. Hassinger                                                                     81,340
Borrowed Time, Inc.                                                                        30,503
Robert P. Wolfe                                               employee                     87,714
Charles H. Scott, Jr.                                         employee                    136,582
Donald J. Nadon                                                                             9,355
Thomas J. Premo                                                                                41
L. Theodore Ollier                                                                            452
Michael G. Mood                                                                               814
Jennifer L. Alexander                                                                         407
Scott E. Mullen                                               employee                      1,831
Margaret Anne Green                                                                           204
Rob Nadon                                                                                     407
John N. Opiela                                                                              1,627
Terri England                                                                                  91
Marsha Sheiness                                                                                91
Eric B. Meyertons                                                                             367
Kevin L. Daffer                                                                               367
B. Noel Kivlin                                                                                367
Jeffrey C. Hood                                                                               367
Jeff A.McDaniel                                                                               367
Jason Hemmenway                                                                             2,156
Edward Kwan                                                   employee                     18,302
Susan Marie Beckwith                                                                          100
Kevin Harlon Ingle                                                                          1,627
Kimberly K. Reeb                                              employee                        257
Rhonda Simonson                                                                                22
Robert W Blemler                                                                               14
Texas Two, Mike Neill Partner                                                               1,221
Ronald W. Blemler                                                                              82
Richard E. Sepulveda                                                                        1,221
Thomas Preson Gregg                                                                           543
Michael Skelton                                                                             2,441
William Hurley                                                                                123
Gerard I. Armstrong                                                                           123
Cegla, LTD.                                                                                 8,134
Holly Goff Broussard                                                                        1,151
Tadd Balfour                                                  employee                        814

                                                              RELATION                     TOTAL
                            NAME                                TO US                     SHARES
                            ----                              --------                    ------
Henry Davis                                                                                4,067
Monica L. Knighton                                            employee                       814
James R. Wilson                                               employee                    17,285
Tracy Cogdill                                                 employee                    34,570
Matt Bradbury                                                 employee                     6,101
William A. Broussard                                                                      13,352
Adam Biskobing                                                                               407

                                                                                        --------
TOTAL                                                                                    999,999
                                                                                        --------

                              PLAN OF DISTRIBUTION

         The shares of common stock being offered by the selling shareholders will be sold in one or more transactions on the NASDAQ National Market System or on any other market on which the common stock may be trading. The transactions may include block transactions. The shares may be sold in any of the following manners:

         o   privately negotiated transactions

         o   through the writing of options on the shares of common stock

         o   short sales

         o any combination of private transactions, writing options or short sales.

         The sale price to the public may be the market price prevailing at the time of sale, a price related to the prevailing market price or any other price the selling shareholder determines. The shares of common stock may also be sold under Rule 144. The selling shareholder will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they believe the purchase price to be unsatisfactory at any particular time.

         The selling shareholders may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling shareholders will receive usual and customary commissions for brokerage transactions. Market makers and block purchasers purchasing shares will do so for their own account and at their own risk. It is possible that the selling shareholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that any of the shares will be sold by the selling shareholders. After completing the sale of any of the shares offered by the selling shareholders, the selling shareholders and any brokers, dealers or agents may be underwriters.

         If we are notified of any material arrangement by a selling shareholder with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, under Rule 424(c) of the Securities Act. If filed, the supplemental prospectus will disclose:

         o   the name of each broker-dealer involved in the arrangement

         o   the number of shares involved

         o   the price at which shares were sold

         o any commissions paid or discounts or concessions allowed to each broker-dealer

         o that each broker-dealer did not conduct any investigation to verify the information presented or incorporated by reference in this document, as supplemented

         o   other facts material to the transaction.

         The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and its rules and regulations. The Exchange Act and its rules and regulations may limit the timing of purchases and sales of any of the shares, which may affect the marketability of the shares.

         We have agreed to indemnify the selling shareholders, or their transferees or assignees, against liabilities under the Securities Act, or to contribute to payments the selling shareholders may be required to make for liabilities under the Securities Act.

         We are bearing all costs relating to the registration of the shares, other than fees and expenses, if any, of counsel or other advisers to the selling shareholders. Any commissions, discounts or other fees payable to broker-dealers with any sale of the shares will be paid by the selling shareholders.

                             THE SECURITIES OFFERED

         We are authorized to issue up to 50,000,000 shares of common stock and up to 10,000,000 shares of preferred stock.

         As of June 30, 2000, there were 36,687,452 shares of common stock outstanding. No shares of preferred stock are outstanding and the board of directors has no intention or plan to issue preferred stock.

         The following is a summary of the material provisions and terms of our articles and bylaws that might be important to you as a shareholder. You should refer to our articles of incorporation and bylaws for a complete statement of your rights as a stockholder.

         As a holder of our common stock you will have one vote per share on all matters voted on by shareholders, including elections of directors. The articles of incorporation do not provide for cumulative voting. Cumulative voting is the ability to cast as many votes for a director as the shareholder has shares of stock multiplied by the numbers of directors to be elected, in the election of directors. The articles of incorporation also do not provide for preemptive rights. A preemptive right is a shareholder's right to acquire new shares issued by a company to preserve his proportional interest. Owners of our common stock will receive dividends if the board declares them out of available funds. However, we do not expect to declare or pay dividends on our common stock.

         We have filed a preliminary proxy statement with the SEC to permit us to seek shareholder approval of our reincorporation from Utah to Delaware. As part of the reincorporation, we will adopt a new certificate of incorporation and new bylaws. We are also seeking shareholder approval to combine each three shares of our existing common stock into one share of common stock of the new Delaware company. Our definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on August 17, 2000, file number 000-08164 describes the material differences between your rights as the holder of shares of MSI and the holder of shares of the new Delaware corporation.

         The transfer agent for our common stock is Interwest Transfer Company, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at:

         Securities and Exchange Commission      or               Securities and Exchange Commission
         450 Fifth Street, N.W.                                   801 Cherry Street, 19th Floor
         Washington, D.C. 20549                                   Ft. Worth, Texas 76102

Further information on the SEC's public reference rooms, is available from the SEC at 1-800-SEC-0330. Our SEC filings are also available on the Internet at http://www.sec.gov.

         The SEC allows us to incorporate by reference information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this document, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the sale of all the shares covered by this prospectus:

         o Definitive proxy statement on Schedule 14A, filed with the SEC on August 17, 2000, file number 000-08164

         o Annual report on Form 10-KSB for the year ended March 31, 2000, as amended by Form 10-KSB/A, filed with the SEC on July 28, 2000

         o All other reports filed with the SEC in compliance with Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended March 31, 2000

         o The description of our common stock contained in our registration statement on Form 10, filed with the SEC on October 27, 1975, file number M862263.

         We will deliver to each person receiving this document, a copy of any or all of the information that has been incorporated by reference and not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning:

                               MSI Holdings, Inc.
                              1121 East 7th Street
                               Austin, Texas 78702
                               Attn: James Wilson
                            Telephone: (512) 476-6925

                                 INDEMNIFICATION

         Our revised articles of incorporation state that we may indemnify each of our directors, officers, employees, or agents to the full extent permitted by the laws of the state of Utah. In summary, the Utah Revised Business Corporation
Act:

         o authorizes any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred by reason of his having been a corporate director or officer;

         o confers on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred to the extent he is successful on the merits or defense of any claim, issue, or matter;

         o allows a corporation to pay attorney's fees and other litigation expenses on behalf of a director or officer in advance of the final disposition of the action, provided the director or officer undertakes to reimburse the corporation, if it is ultimately determined that he is not entitled to be indemnified by the corporation or if the advances exceed the indemnification to which he is entitled; and

         o recognizes that a director or officer may be entitled to additional indemnification under the corporation's certificate or articles of incorporation, bylaws, agreements, or by shareholders' vote.

         However, the indemnification authorized by the Utah Revised Business Corporation Act is limited to those situations where:

         o the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation;

         o If in criminal proceedings, the director or officer had no reasonable cause to believe his conduct was unlawful; and

         o either the board of directors, acting through a quorum of disinterested directors or on the advice of independent legal counsel, has or the shareholders have made a determination that indemnification is proper in the circumstances.

         Moreover, we may not indemnify a director if the director is adjudged liable to us or has derived an improper personal benefit in an action in which the director is adjudged liable. We may also purchase and maintain insurance to provide indemnification.

         Though indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or person controlling us under the provisions outlined above, we have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the shares offered by this document has been passed upon for us by Parr Waddoups Brown Gee & Loveless P.C. of Salt Lake City, Utah.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-KSB for the year ended March 31, 2000, as reflected in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

You should rely on the information contained in this document. We have not authorized anyone to provide you with information different from that contained in this document. The statements and representations contained in this document are true and correct as of the date indicated on the coverage page. The delivery of this document does not, under any circumstances, create the implication that there has been no change since that date. This document is not an offer to sell or a solicitation of an offer to buy any securities other than those securities to which the document relates. Moreover, this document does not constitute an offer to sell or a solicitation of an offer to buy in any circumstances in which an offer or solicitation is unlawful.


                                -----------------

                                Table of Contents

                                                      Page
                                                      ----
Risk Factors..........................................2
Use of Proceeds.......................................5
Selling Shareholders..................................6
Plan of Distribution..................................7
Securities Offered....................................8
Where You Can Find More Information...................9
Indemnification.......................................9
Legal Matters........................................10
Experts..............................................10


                                     999,999






                               MSI HOLDINGS, INC.




                                  Common Stock




                                -----------------

                                   PROSPECTUS

                                -----------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.


         The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee.


Filing Fee-Securities and Exchange Commission................................     $ 1,112

Accountants' Fees and Expenses...............................................     $ 5,000

Fees and Expenses of Counsel for the Registrant..............................     $ 5,000

Printing and Communication Expenses..........................................     $ 2,500

Blue Sky Fees and Expenses...................................................     $     0

Miscellaneous Expenses.......................................................     $ 1,500
                                                                                  -------

        Total................................................................     $15,122

        The selling security holders are bearing no portion of the expenses of the offering pursuant to agreement.

ITEM 15.  Indemnification of Directors and Officers.

        Our revised articles of incorporation state that we may indemnify each of our directors, officers, employees, or agents to the full extent permitted by the laws of the state of Utah. In summary, the Utah Revised Business Corporation
Act:

        o authorizes any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred by reason of his having been a corporate director or officer;

        o confers on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred to the extent he is successful on the merits or otherwise defense of any claim, issue, or matter;

        o allows a corporation to pay attorney's fees and other litigation expenses on behalf of a director or officer in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to reimburse the corporation, if it is ultimately determined that he is not entitled to be indemnified by the corporation or to the extent the advances exceed the indemnification to which that officer or director is entitled; and

        o recognizes that a director or officer may be entitled to additional indemnification under the corporation's certificate or articles of incorporation, bylaws, agreements, shareholders's vote or otherwise.

        However, the indemnification authorized by the Utah Revised Business Corporation Act is limited to those situations where:

        o the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation;

        o if in criminal proceedings, the director or officer had no reasonable cause to believe his conduct was unlawful; and

        o either the board of directors, acting through a quorum of disinterested directors or on the advice of independent legal counsel, has or the shareholders have made a determination that indemnification is proper in the circumstances.

        Moreover, we may not indemnify a director if the director is adjudged liable to us or deemed to have derived an improper personal benefit in an action in which the director is adjudged liable. We may also purchase and maintain insurance to provide indemnification.

ITEM 16.  Exhibits

EXHIBIT NO.             EXHIBIT DESCRIPTION                                               LOCATION
-----------             -------------------                                               --------
4                       Specimen of Securities (1)                       Incorporated by reference to Exhibit Nos.
                                                                         1A and 1B of Registrant's Form 8-A
                                                                         Registration Statement (File #0-8146)

5                       Legal Opinion of Parr Waddoups Brown Gee &       Exhibit 5
                        Loveless P.C. (2)

23.1                    Consent of Ernst & Young LLP (2)                 Exhibit 23.1


23.2                    Consent of Parr Waddoups Brown Gee & Loveless    Exhibit 23.2
                        P.C. (2)

(1) Previously filed with the Securities and Exchange Commission and incorporated by reference pursuant to Rule 12b-32 of the Securities Exchange Act of 1934.

(2)     Filed herewith.

ITEM 17.  Undertakings.

        The Undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in that post-effective amendment, and the offering of those securities at that time shall be deemed to be the initial bona fide offering of those securities.

        (3) To remove from registration by means of post-effective amendment any of the securities being registered in which remain unsold at the termination of the offering.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has responsible grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Austin, State of Texas, on August 25, 2000.

                                       MSI HOLDINGS, INC.

                                       By: /s/ ROBERT J. GIBBS
                                           --------------------------------
                                           Robert J. Gibbs, President & CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                               TITLE                               DATE
                 ---------                               -----                               ----
/s/  ROBERT J. GIBBS                          President, CEO and Director              August 25, 2000
----------------------------
     Robert J. Gibbs

                                              Vice President and
/s/  DOUGLAS W. BANISTER                      Chief Financial Officer                  August 25, 2000
----------------------------
     Douglas W. Banister


/s/  CHRIS BRICKLER                           Director                                 August 25, 2000
----------------------------
     Chris Brickler


/s/  DANIEL DORNIER                           Director                                 August 25, 2000
----------------------------
     Daniel Dornier


/s/  STEVE METZGER                            Director                                 August 25, 2000
----------------------------
     Steve Metzger


/s/   HUMBERT B. POWELL, III                  Director                                 August 25, 2000
----------------------------
      Humbert B. Powell, III


/s/   DAVINDER SETHI                          Director                                 August 25, 2000
----------------------------
      Davinder Sethi


/s/   ELIZABETH MONTOYA                       Controller and Chief                     August 25, 2000
----------------------------                  Accounting Officer
      Elizabeth Montoya


                                INDEX TO EXHIBITS

EXHIBIT NO.             EXHIBIT DESCRIPTION                                          LOCATION
-----------             -------------------                                          --------
4                       Specimen of Securities (1)                       Incorporated by reference to Exhibit Nos.
                                                                         1A and 1B of Registrant's Form 8-A
                                                                         Registration Statement (File #0-8146)

5                       Legal Opinion of Parr Waddoups Brown Gee &       Exhibit 5
                        Loveless P.C. (2)

23.1                    Consent of Ernst & Young LLP (2)                 Exhibit 23.1

23.2                    Consent of Parr Waddoups Brown Gee & Loveless    Exhibit 23.2
                        P.C. (2)

(1) Previously filed with the Securities and Exchange Commission and incorporated by reference pursuant to Rule 12b-32 of the Securities Exchange Act of 1934.

(2)    Filed herewith.